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                                                                   EXHIBIT 10.38

                            LETTER OF UNDERSTANDING



                                 March 24, 1995



Mr. Donald M. Parker
201 Mission Street
San Francisco, CA 94105

Dear Mr. Parker:

     At the date hereof, you will become an officer of Catellus, namely "Vice President - Bay Area Development". Under the employment arrangement we have discussed, you will receive a base salary at the rate of $200,000 per year or at the rate of approximately $16,666.66 per month.

     In addition, during 1995, you will be entitled to a guaranteed bonus at the annual rate of $60,000 for the remainder of 1995 which will begin to accrue on April 1, 1995 resulting in a monthly accrual rate of approximately $6,666.66 per month (the "Guaranteed Bonus"). You also will be eligible for a performance bonus of up to an additional $60,000 for the year ending December 31, 1995 (the "Performance Bonus") and the payment of that bonus will be predicated on performance goals to be established by you and the undersigned within 30 days following the date of this Letter of Understanding. The Guaranteed Bonus shall be payable to you on or before January 15, 1996. The Performance Bonus, if any, shall be payable to you on or before March 31, 1996.

     It also is our understanding that by March 31, 1995, you will receive a Non-Qualified Stock Option Award under the Catellus Amended and Restated Executive Stock Option Plan (the "Option"). The Option shall cover 100,000 shares of Common Stock of Catellus (the "Stock Option"). The right to exercise this Option shall expire in 7 years from the date of grant with respect to 50,000 of such shares, and in 10 years from the date of grant with respect to the remaining 50,000 shares. The exercise price of the Stock Option shall be the average of the closing prices of a share of Common Stock of Catellus for the 5 trading days immediately preceding the grant of the Stock Option. The Stock Option shall vest to the extent of one-third of the shares covered thereby every 12 months commencing from the date


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of grant.  The exercise price of the Stock Option shall increase by 5%
compounded annually, on each anniversary date of the Option grant. The Compensation Committee of the Board of Directors of Catellus approved this Option grant at its meeting held on March 21, 1995.

     This Letter of Understanding is not a binding contract but is intended to reflect our intentions with respect to the employment matters described above. We would appreciate your signing below to reflect our understanding with respect to your employment arrangement.

                                        Very truly yours,

                                        CATELLUS DEVELOPMENT CORPORATION

                                        /s/ Nelson C. Rising
                                        ________________________________
                                        Nelson C. Rising
                                        President and Chief Executive Officer



     The above reflects our understanding with respect to the proposed employment arrangement between Catellus and the undersigned.


/s/ Donald M. Parker
______________________________
DONALD M. PARKER